                                                                    Exhibit 10.4


                                SERVICE AGREEMENT

                                     Between

                           RETAIL MEDIA SYSTEMS, INC.

                                       and

                                  SPACENET INC.

                               Agreement No. 1678








                            CONFIDENTIAL INFORMATION

              The information in this Agreement is confidential to Spacenet Inc. By accepting this Agreement the recipient agrees that this Agreement and the information contained herein will be held in strict confidence, and will not be reproduced in whole or in part except for purposes of recipient's dealings with Spacenet Inc.

                                TABLE OF CONTENTS



Section A  --  Services and Prices..................................................    4
         Overview ..................................................................    4
         Network Information........................................................    4
         Prices   ..................................................................    5
Section B  --  General Terms and Conditions.........................................    9
1.       Term.......................................................................    9
2.       Orders.....................................................................    9
3.       Charges and Payments.......................................................    9
4.       Taxes and Fees.............................................................   10
5.       Assignment.................................................................   10
6.       Title and Risk of Loss.....................................................   10
7.       Removal of Equipment.......................................................   10
8.       Governing Law..............................................................   11
9.       Responsibilities of the Parties............................................   11
10.      Marketing Relationship.....................................................   11
11.      Patent Indemnity...........................................................   11
12.      Liability of Spacenet and Customer.........................................   12
13.      Termination and Suspension of Service......................................   12
14.      Force Majeure..............................................................   13
15.      Confidentiality............................................................   13
16.      Severability...............................................................   14
17.      Non-Waiver.................................................................   14
18.      Relationship of the Parties................................................   14
19.      Notices and Points of Contact..............................................   14
20.      Counterparts...............................................................   14
21.      Entire Agreement...........................................................   14
Section C  --  Network Implementation...............................................   15
         Ordering Procedures........................................................   15
         Site Installations.........................................................   15
Section D  --  Operation and Maintenance............................................   18
         Network Availability Commitment............................................   18
         Site Maintenance...........................................................   18
         Software License and Support...............................................   20
Section E  --  Traffic Assumptions for Network Bandwidth............................   22
Section F  --  Demarcation of Software Responsibilities.............................   23
Section G  --  [*]..................................................................   24


------------------------
[*] Confidential treatment has been requested with respect to certain information contained in this document. Confidential portions have been omitted from the public filing and have been filed separately with the Securities and Exchange Commission.

     [GRAPHIC]                                                       [GRAPHIC]



                    EQUIPMENT PURCHASE AND SERVICE AGREEMENT

SPACENET INC., with its headquarters at 1750 Old Meadow Road, McLean, Virginia 22102 ("SPACENET") hereby agrees to provide its SkyBlaster(TM)* satellite-based telecommunications services ("Services") TO RETAIL MEDIA SYSTEms, Inc., having its principal place of business at 633 South Federal Highway, 4th Floor, Fort Lauderdale, Florida 33301 ("CUSTOMER") pursuant to this Service Agreement ("Agreement") between them. Customer hereby agrees to take andpay for said Service pursuant to this Agreement.

* SkyBlaster is a trademark of Gilat Satellite Networks, Ltd.

The following sections are an integral part of this Agreement:

         Section A  --  Services and Prices

         Section B  --  General Terms and Conditions

         Section C  --  Network Implementation

         Section D  --  Operation and Maintenance

         Section E  --  Traffic Assumptions for Network Bandwidth

         Section F  --  Demarcation of Software Responsibilities

         Section G  --  [*]

         Under the terms of this Agreement, as set forth in further detail under Sections A - G herein, Spacenet will provide, install, and maintain certain telecommunications equipment ("Equipment") and licensed software as further defined in Section D ("Software") and will provide access to a geostationary orbit communications satellite ("Space Segment"), all of which will enable two-way data transmissions between Customer's central data processing center ("Data Center") and its remote locations ("Sites"). All obligations under this Agreement shall be performed by and between Spacenet and Customer. This Agreement does not create any rights in end-users or in any other third party not a signatory hereto. This Agreement will become effective on the date of the last party to sign below.

            AGREED TO BY CUSTOMER:                       ACCEPTED BY SPACENET:

          RETAIL MEDIA SYSTEMS, INC.                         SPACENET INC.

SIGNATURE:        /s/ JASON KATES              /s/ SHELDON REVKIN
                  -------------------------    ---------------------------------

PRINTED NAME:     Jason M. Kates               Sheldon Revkin
                  -------------------------    ---------------------------------

TITLE:            President                    President
                  -------------------------    ---------------------------------

DATE:             12-02-99                     12-02-99
                  -------------------------    ---------------------------------

------------------------
[*] Confidential treatment has been requested with respect to certain information contained in this document. Confidential portions have been omitted from the public filing and have been filed separately with the Securities and Exchange Commission.

                        SECTION A -- SERVICES AND PRICES

This Section A contains Customer-specific information on the Equipment and Services to be provided by Spacenet. In the event of any conflict between this Section A and the other Sections hereto, this Section A shall prevail.

OVERVIEW

Under this Agreement Spacenet will provide Customer with certain SkyBlaster equipment and services to support Customer's store and forward video application and video streaming for in-store television entertainment, information and commercial messages. SkyBlaster is a service comprised of equipment and software which enables geographically dispersed locations to exchange data transmissions via a satellite network. The SkyBlaster service operates on a point-to-multipoint network architecture. This document establishes the responsibilities of Spacenet and Customer and the prices, terms, and conditions under which SkyBlaster equipment and network services will be installed, operated, and maintained at Spacenet's shared hub and at remote locations designated by Customer across the continental USA, within the areas bounded by the following cities in Canada: Calgary, Toronto, Montreal, Vancouver, and within areas in Mexico within 100 miles from the US/Mexico border:
(collectively, the "Footprint"). In the event Customer requests service outside the Footprint and Spacenet is able to provide Service at such location, the parties will negotiate in good faith the terms and conditions (including price adjustments) for such service. This document also establishes a business relationship between Customer and Spacenet whereby the parties will work together to promote and market each other's products and services.

NETWORK INFORMATION


Minimum Site Quantity:              [*]

Minimum Site Installation Period:   [*]

Minimum Site Service Term:          66 months from date of installation

Location of Data Center:            Fort Lauderdale, FL or other Customer
                                    designated location

Supported Applications:             Store and forward video application and
                                    video streaming for in-store television
                                    entertainment, information and commercial messages

Maintenance Option selected:        Next Business Day

Network Bandwidth:                  Inbound:  [*]
                                    Outbound:  [*]

                                    *The Network Bandwidth [*]

Service Demarcation Points:         At Hub: Customer provided IP backhaul
                                    between Customer's Data Center and the
                                    Shared Hub

------------------------
[*] Confidential treatment has been requested with respect to certain information contained in this document. Confidential portions have been omitted from the public filing and have been filed separately with the Securities and Exchange Commission.

                                At VSAT: Customer provided software for the Supported Applications integrated into the PC System Unit

Performance Specifications:     Network Availability Commitment:    [*]

PRICES


DESCRIPTION                                                                                              PRICE
-----------                                                                                              -----

STANDARD SERVICE

-        Equipment and Installation  -  Includes:                                                        [*]

         [*] Meter Antenna (or [*] Meter Antenna where required),
         Standard Antenna Mount**,
         Up to [*] Feet of IFL Cable, Non-Plenum (dual 150'cable run)
         [*] Outdoor Unit with LNB,
         SkyBlaster PC System Unit with the following minimum configuration:
           (1)  DVB Receiver and Transmitter (PCI card(s)) and smart plug  which supports the Supported Applications
           (2)  [*] Mhz CPU
           (3)  [*] MB RAM
           (4)  Ethernet
           (5)  [*] GB HD Minimum
           (6)  [*]
           (7)  CD ROM
           (8)  NT 4.0
           (9) TV2VGA card
         19" [*] TV (or a substantially equivalent model) with [*] ft. of audio/video and smart card cable and Standard TV Mount***,
     System Integration as described in Section F,
     Delivery and Standard Installation of above described Equipment.


* With respect to a Site existing as of the Effective Date where Customer's programming is delivered (approximately [*] Sites), (i) in the event Customer provides a fully installed TV (including mount) at a Site and such TV is approved by Spacenet for use in the network, Spacenet shall provide Customer with a credit of [*] for such Site and (ii) in the event Customer provides a fully installed antenna mount at a Site and such mount is approved by Spacenet for use in the network, Spacenet shall provide Customer with a credit of [*]. With respect to approximately [*] of the total installed Sites, in the event the parties agree that a VSAT system cannot be used at a particular Site, Spacenet will install a CD ROM alternative solution in its place. The parties will mutually agree to a list of deliverables and price for the CD ROM alternative solution. Spacenet shall have no obligation to provide maintenance support for any equipment not provided by Spacenet. For any Site located outside the continental United States (but within the Footprint), Customer shall be responsible for any additional charges (including but not limited to shipping charges, customs, duties, taxes and any other fees) or additional requirements (including but not limited to obtaining any required licenses, permits or authorizations) in connection with the provision of Service at such location.

** "Standard" antenna mounts include the following: Non-penetrating Roof with pad, Close-in Wall and Medium Reach Wall

*** "Standard" TV mount includes a wall mount or ceiling mount (for a wall and ceiling of standard commercial grade construction) for heights up to 14 feet (from floor to bottom of truss or structural ceiling). TV should be located approximately 7 feet above the floor (6 feet to 8 feet acceptable). The standard wall mount will be a [*] (or a substantially equivalent model). The standard ceiling mount will be a [*] (or a substantially equivalent model).


-        Network Operations and Support -  Includes:                                                     [*]


------------------------
[*] Confidential treatment has been requested with respect to certain information contained in this document. Confidential portions have been omitted from the public filing and have been filed separately with the Securities and Exchange Commission.



         SkyBlaster Software License and Maintenance,
         Use of Spacenet's Shared Hub Facilities,
         [*] Level Help Desk Support,
         [*]

-        Space Segment*  -  Includes:                                                                    [*]
         [*]-Band Space Segment for the Footprint, non-preemptible and intra-satellite protected**
         Inbound: [*]
         Outbound: [*]


* In the event Customer needs additional space segment, Spacenet shall provide Customer with such space segment at the prices set forth below.

** Space Segment service will be provided on a non-preemptible, intra-satellite protected [*]-band transponder on a geostationary satellite. "Non-preemptible" means that the service may not be preempted for business reasons or for purposes of providing or restoring service to other Spacenet customers or customers of the Space Segment vendor. "Intra-satellite protected" means that, in the event of a transponder failure, the satellite operator will attempt to restore service on the same satellite through the use of available on-board facilities.

OPTIONAL EQUIPMENT


IFL Cable Plenum (single run) in place of IFL Cable Non-Plenum (single run)
         at time of installation                                                                        [*]

Additional Required IFL Cable, Non-Plenum (single run) (provision and installation)                     [*]

Additional IFL Cable, Plenum (single run) (provision and installation)                                  [*]

Conduit (provision and installation)                                                                    [*]

Line Amplifier (provision and installation)                                                             [*]

VSAT Ground Mount with 6 ft. pole                                                                       [*]

Trenching                                                                                               [*]

Ceiling Mounts for heights of more than 14 feet (provision and installation)                           [*]

Additional 19" TV with Standard Mount (including installation if installed
at time of initial Site installation) with minimum commitment of 60 months                              [*]

27" TV with Standard Mount (including installation if installed [*] at time of initial Site installation) with minimum commitment of 60 months

OPTIONAL SERVICES

De-icing (requires Customer to supply GFI 110 volt outlet within 5 feet of antenna)                     [*]

[*]                                                                                                     [*]

Non-Standard Installation / Optional Antenna Mounts / Optional TV Mounts                                [*]

Installation Permit Services                                                                            [*]

Additional Building Penetrations                                                                        [*]

Deinstallation                                                                                          [*]


------------------------
[*] Confidential treatment has been requested with respect to certain information contained in this document. Confidential portions have been omitted from the public filing and have been filed separately with the Securities and Exchange Commission.


Reinstallation                                                                                          [*]

Maintenance Call for Damaged Equipment or other "non-covered" calls T&M, with
[*] minimum if call is during Business hours and [*] minimum if call is other than during Business Hours

T&M Rates:
        Labor Rates              Business hours                                              [*]
                                 After business hours and Saturdays                          [*]
                                 Holidays and Sundays                                        [*]
        Materials Rates                                                                      [*]

Standard VSAT On-Site Maintenance Support, 5 x 8 (9 am to 5 pm,
Mon - Fri  Business Days)

Additional [*] outbound satellite capacity                                                             [*]

Additional [*] outbound satellite capacity                                                             [*]

Additional [*] inbound satellite channel                                                               [*]

Development and Support of Additional Applications                                                     [*]

Site Survey, if required                                                                               [*]

Canceled Site Installation (Cancellation or Postponement with Two (2) Business
Days Advance Notice or Less) [*]                                                                       [*]

Expedite Fee for Installations                                                                         [*]



          ADDITIONAL REQUIREMENTS NOT DETAILED ABOVE SHALL BE QUOTED ON
                              AN INDIVIDUAL BASIS.

------------------------
[*] Confidential treatment has been requested with respect to certain information contained in this document. Confidential portions have been omitted from the public filing and have been filed separately with the Securities and Exchange Commission.

Notices and Points of Contact

SPACENET:


Program Manager:                      For Payments:                               Notices:
----------------                      -------------                               --------
Peter Browne                          Accounts Receivable                         Customer Contracts Dept.

SPACENET INC.                         SPACENET INC.                               SPACENET INC.

1750 Old Meadow Road                  P.O. Box 60420                              1750 Old Meadow Road
McLean, Virginia  22102               Charlotte, North Carolina  28260            McLean, Virginia  22102
Telephone:  (703) 848-1147            Telephone: (703) 848-1557                   Telephone:  (703) 848-1431
FAX:   (703) 848-1441                 FAX:  (703) 848-1010                        FAX:    (703) 848-1184

CUSTOMER:


Point of Contact and Notices:         Billing Address:
-----------------------------         ----------------
Thomas Fay                            Accounts Payable
Retail Media Systems, Inc.            Retail Media Systems, Inc.
633 South Federal Hwy.                633 South Federal Hwy.
4th Floor                             4th Floor
Ft. Lauderdale, FL 33301              Ft. Lauderdale, FL  33301
Phone:  (954) 525-6464                Phone:  (954) 525-6464
FAX: (954) 525-4245                   FAX:  (954) 525-4245


                    SECTION B -- GENERAL TERMS AND CONDITIONS

1.     TERM

The term of this Agreement ("Agreement Term") shall commence on the date of the last party to sign on the signature page of this document ("Effective Date") and shall terminate upon the earlier of (i) the last day of service provided at the last Site or (ii) ten (10) years from the Effective Date ("Agreement End Date"). Each installed Site hereunder shall have the Minimum Site Service Term set forth under Network Information in Section A. [*] Any Site having completed its Minimum Site Service Term may be terminated by Customer by providing at least sixty (60) days advance notification of termination. For clarification purposes, deinstallation or deinstallation and reinstallation of a Site from one location to another location is permitted (at additional charge) provided that Customer continues to pay the Standard Service Fees for such Site throughout the Minimum Site Service Term. In instances where Customer deinstalls and reinstalls a Site, the Minimum Site Service Term shall be measured from the date of installation of the original Site.

2.     ORDERS

A. INITIAL ORDER - The Minimum Site Quantity shall be deemed ordered by Customer as of the Effective Date and will be shipped and installed within the Minimum Site Installation Period or such shorter time period as mutually agreed to by the parties.

B. ADDITIONAL ORDERS - During the Agreement Term and according to the terms set forth in this Agreement, (i) Customer may order new Sites provided that they will be installed no later than 4 1/2 years from the Effective Date and (ii) Customer may order Optional Equipment and Optional Services. The terms and conditions of this Agreement shall apply to all additional orders.

C. OUT OF SCOPE SERVICES - If Customer desires Spacenet's assistance for such tasks as adding new applications to the network, network analysis, system optimization, etc., Customer may make such request by providing details of the request in writing to the Spacenet program manager. If Spacenet accepts Customer's request, Spacenet will then respond with a fixed-price quotation for performing the requested tasks along with an estimate of the time it will take to perform the tasks. If Customer accepts Spacenet's price and estimate, Spacenet will then proceed with the tasks. In the event the new application is required to support the needs of a third party, the parties will mutually determine the division of costs and revenues pursuant to the terms set forth in this Agreement.

3.     CHARGES AND PAYMENTS

A. PAYMENT TERMS - With respect to each Site, (i) Customer's payment obligations to Spacenet for the Equipment and Installation component of the Standard Service will commence [*] after installation of the Site and continue throughout the Minimum Site Service Term; (ii) Customer's payment obligations to Spacenet for the Network Operations and Support component of the Standard Service will commence upon installation of the Site and continue until the later of (a) expiration of the Minimum Site Service Term and (b) termination by Customer of service at such Site pursuant to Article 1 above; and (iii) Customer's payment obligations to Spacenet for the Space Segment component of the Standard Service will commence upon installation of the first Site hereunder and continue throughout the Agreement Term. All payments made under this Agreement shall be in U.S. Dollars. The fees or prices for Services are as set forth in Section A. Spacenet will bill Customer for monthly Service charges one (1) month in advance of the month's service due and payable the last day of the billing calendar month (e.g. September 1 billing for October's service is due and payable September 30), provided that billing for the first month of Service at a Site will be billed in arrears. Monthly charges for partial months of Services will be prorated on a thirty
(30) day month basis. Invoicing for Services at each Site shall commence once the Site is available for transmission service. All other Service charges will be accrued monthly and billed in arrears due and payable within 30 days of receipt of Spacenet's invoice. The prices for all other Equipment are set forth in Section A and are due and payable within 30 days of receipt of Spacenet's invoice. Spacenet shall invoice Customer for Equipment upon delivery or installation where Spacenet is to provide installation.

B. LATE PAYMENTS - In the event any fees or charges are not paid in full by Customer when due, then Spacenet shall provide Customer with written notice of such non-payment. If Customer fails to cure such non-payment within ten
(10) days after the date of such notice, then Spacenet, in addition to and not in lieu of its rights under Article 12 ("Termination and Suspension of Service") below, reserves the right to charge Customer a late payment charge

------------------------
[*] Confidential treatment has been requested with respect to certain information contained in this document. Confidential portions have been omitted from the public filing and have been filed separately with the Securities and Exchange Commission.

calculated on the past due balance at the rate of [*] interest per month for each month or part thereof from the date the payment was due. This late payment charge will not be imposed on the portion of an invoice which may reasonably be under dispute by Customer, provided that Customer has paid the undisputed portion in full and has provided Spacenet with a written explanation of the disputed amount within 15 days of receipt of Spacenet's invoice.

C. PRICE VALIDITY - The prices for Services (excluding the Equipment and Installation component and the Space Segment component of the Standard Service

------------------------
[*] Confidential treatment has been requested with respect to certain information contained in this document. Confidential portions have been omitted from the public filing and have been filed separately with the Securities and Exchange Commission.

fee) in Section A may be increased by Spacenet each calendar year by the [*]. All Equipment charges in Section A shall remain fixed throughout the Agreement Term provided that, once annually, Spacenet will review its cost for the PC (based on a minimum configuration agreed to by the parties) and will negotiate in good faith with Customer an amendment to the PC portion of the Standard Service fee (provided no other Standard Service costs have increased) to reflect any such change in the PC cost and the adjusted price shall apply to all Site orders placed after the date of such amendment. Spacenet will not be obligated to disclose its underlying costs to Customer but shall provide relevant information in good faith.

D. EQUIPMENT PURCHASE OPTION - With respect to each Site ordered under this Agreement, Customer has the option to purchase from Spacenet for the amounts specified in Section G (plus any amounts outstanding for Standard Service as of the date of purchase) all of the Spacenet provided Equipment listed under Equipment and Installation in Section A at such Site (excluding any software) used to provide Spacenet's Standard Service hereunder to such Site. In the event Customer exercises this purchase option with respect to a Site, title to the Equipment described above shall transfer to Customer upon payment of the applicable amount (plus any amounts outstanding for Standard Service as of the date of purchase).

4.     TAXES AND FEES

The Service fees and other charges under this Agreement are as set forth in Section A. These charges exclude all present and future taxes, duties (for any shipments outside the United States), or fees of any nature, including, but not limited to federal, state, or local sales or use taxes, fees, excises, property or gross receipts taxes or fees, telecommunication taxes, license, access, or universal service fees, export or import fees or other taxes or duties (for any shipments outside the United States) which may now or hereafter be levied on the Services provided or on payments made under this Agreement. Any such taxes, fees, or duties, however denominated, which may now or hereafter be levied on the Services provided, the Equipment installed, or payments made under this Agreement, excluding taxes based on Spacenet's net income, shall be paid by Customer. If at any time Spacenet is required to pay or pays any of these, Customer shall promptly reimburse Spacenet for such payments including applicable penalties and interest (other than those imposed due to Spacenet's negligence), if any. Taxes, late payment charges, and other charges (other than those imposed due to Spacenet's negligence) will be invoiced following their accrual. Spacenet agrees to provide reasonable documentation supporting any such charges. As required by law, Spacenet shall be responsible for preparing and filing (with the reasonable assistance of Customer when requested by Spacenet) the U.S. federal, state and local tax returns for the taxes specified above in connection with Spacenet's Services provided under this Agreement.

5.     ASSIGNMENT

Either party may assign its rights and obligations under this Agreement to a third party only upon receiving the prior written consent of the other party, which consent may be reasonably conditioned but will not be unreasonably withheld. The parties agree that no assignments will be made unless the assignee agrees to accept in full the responsibilities and obligations of the assigning party.

6.     TITLE AND RISK OF LOSS

A. TITLE - Except as provided in paragraph 3(D) above, title to the Equipment installed or provided by Spacenet under this Agreement shall remain with Spacenet. Customer shall not move the Equipment, nor permit the Equipment to be moved, modify the Equipment nor permit the Equipment to be modified, and Customer shall not permit any liens or encumbrances to be placed upon the Equipment. Spacenet shall have the right and authority acting in its own name or the name of Customer to complete and file such documents as it deems necessary to protect its security interest in or ownership of the Equipment or other equipment and Customer shall fully cooperate with and support all such filings by Spacenet.

B. RISK OF LOSS - Risk of loss or damage for Equipment shall pass to Customer upon installation of the Equipment. Customer shall insure or cause the end-users of the equipment to insure all Spacenet-owned equipment on Customer's or end-users' premises against risk of loss or damage due to any cause other than normal wear and tear, and shall name Spacenet as a loss payee to the extent of its losses. Proof of such insurance (i) held by Customer and (ii) as commercially reasonable, held by the end-users of the equipment, and issued by of an A rated or better carrier shall be made available to Spacenet by Customer upon request by Spacenet. Customer shall notify Spacenet of any material change in such insurance coverage or insurance carrier.


7.     REMOVAL OF EQUIPMENT

Upon expiration or termination of this Agreement or termination of payment for service at a Site, Spacenet may elect to remove all or portions of Spacenet-owned equipment (excluding any equipment that has been paid in full by Customer pursuant to Section G) that was used to provide services hereunder, and Customer shall facilitate Spacenet's entry into all applicable premises to permit Spacenet to remove any such equipment. Spacenet may, upon written notice to Customer, abandon any Spacenet-owned equipment in place. If Customer wants Spacenet to remove any equipment (antennas, mounts, etc.) that Spacenet has elected to abandon in place, Spacenet

------------------------
[*] Confidential treatment has been requested with respect to certain information contained in this document. Confidential portions have been omitted from the public filing and have been filed separately with the Securities and Exchange Commission.

will do so on a time and materials basis. Title to abandoned equipment will pass to Customer. Customer agrees to follow Spacenet's instructions regarding the removal or disabling of any Spacenet Software contained in equipment that is abandoned in place.

8.     GOVERNING LAW

This Agreement shall be construed and enforced in accordance with, and shall be governed by, the laws of the United States and of the Commonwealth of Virginia without regard to principles of conflicts of laws. The parties agree to submit to the jurisdiction of the state and federal courts sitting in Georgia. Venue for any claims hereunder shall be a court of competent jurisdiction in or near Atlanta, Georgia.

9.     RESPONSIBILITIES OF THE PARTIES

A. COMPLIANCE AND APPROVALS - Each party shall comply with all applicable governmental laws, rules and regulations including U.S. export control laws. Certain specific actions, such as obtaining local permits, landlord consents or other waivers or consents, may be necessary for Spacenet to install the Equipment and for Customer to make use of the Services. The responsibilities for such actions are set forth in Section C under "Site Installations". The obligations of Customer under this Agreement are not conditioned upon Customer's receipt of such authorizations or approvals.

B. BACKHAUL - Customer shall be responsible to obtain, maintain, and pay for all terrestrial communications services and termination equipment required under Customer's network configuration design. Spacenet shall have no obligations in connection with said services and equipment.

C. INSURANCE - Each party, at its own expense, will obtain and/or maintain insurance to cover risks associated with their respective business activities detailed herein.

D. REPORTS - Spacenet will provide weekly reports which provide information relating to (i) the status of installation activities including the installation schedule for the upcoming week and (ii) service outages during the prior calendar month.

E. PROGRAM MANAGEMENT - Spacenet will provide program management services, including installation and operational planning, project scheduling and management of theServices rendered and Equipment provided.

F. STRATEGIC ALLIANCES - The parties will work together in good faith to develop strategic alliances with PC providers provided that such alliances are in the best interest of both parties.

10.  MARKETING RELATIONSHIP

A. [*]

B. [*]

C. Spacenet will assist Customer in the sale of Customer's programming to certain existing and prospective Spacenet customers. The parties will negotiate in good faith the economic division of the costs and revenues associated with such sale(s). Such sales will not be counted toward the Minimum Site Order Quantity.

D. Spacenet may help facilitate arrangements in which Customer may use the VSAT infrastructure of certain existing and prospective Spacenet customers to distribute Customer's store and forward video application and video streaming for in-store television entertainment, information and commercial messages or any additional applications. The parties will negotiate in good faith an amount to be paid to Spacenet for facilitating such arrangement.

E. [*]

G. [*]

11.    PATENT INDEMNITY

A. Spacenet shall, at its sole expense, defend, indemnify, and hold Customer harmless from and against all costs and liabilities in connection with any claim, suit or action for infringement of US patents, copyrights, or other proprietary rights associated with any Equipment, Software, or other Service provided under this Agreement. Customer agrees to immediately notify Spacenet of any such action, and agrees to provide information, cooperation, and support necessary to Spacenet's defense or settlement of the claim; and Customer agrees that Spacenet has sole authority to assume the defense thereof and/or the settlement of the claim. Customer shall have the right to be represented in any suit or action by advisory counsel of Customer's selection and at Customer's expense.

B. Should the Equipment, Software, or other Service provided or to be provided under this Agreement become, or in Spacenet's opinion be likely to become, the subject of a claim of infringement of any United States copyright, patent or trade secret, Spacenet will use commercially reasonable efforts basis to exercise one or more of the following options at its sole expense:

(1) Procure for Customer the right to continue using the Equipment, Software, or other Services;

(2) Replace the same with non-infringing Equipment, Software or other Services; and/or

(3) Modify the same so as to be non-infringing.

If Spacenet is unable to accomplish options (1) and/or (2) and/or (3), Spacenet may terminate the Agreement, with no further obligations on the part of either party as of the effective date of termination except for each party's obligation to settle all obligations owed to the other party up to the effective date of termination.

C. Customer agrees that Spacenet's liability for indemnification for patent and copyright infringement

------------------------
[*] Confidential treatment has been requested with respect to certain information contained in this document. Confidential portions have been omitted from the public filing and have been filed separately with the Securities and Exchange Commission.

shall not apply to any claim of infringement which may be brought against Customer to the extent due to:

(1) Customer's modification of the Equipment or its components or of the Software;

(2)  Use of the Equipment or Software with any device added by Customer; or

(3) Customer's use of the Equipment or Software that is inconsistent with that specified in the Equipment user manuals. Customer further agrees that it will indemnify Spacenet on the same terms as Spacenet is obligated to indemnify Customer pursuant to Section A. above, should any claim of infringement be made against Spacenet because of Customer's use of the Equipment, Software, or other Services in combination with other apparatus or software not supplied by Spacenet under this Agreement or Customer's modification of the Equipment, Software or other Services.

12.    LIABILITY OF SPACENET AND CUSTOMER

A. Customer shall defend, indemnify and save Spacenet harmless from and against injuries, loss or damage to Spacenet's employees or property or to the person or property of third parties to the extent they are aused by the willful or negligent acts or omissions of Customer (and all risk of loss and damage to the property caused by anyone other than Spacenet and its subcontractors while the property is in Customer's control or custody), and from and against any and all claims, expenses, or losses (including reasonable attorneys' fees and expenses) arising out of or in connection with the application or content of Customer's transmissions through the provided transmission Services.

B. Spacenet shall defend, indemnify and save Customer harmless from and against injuries, loss or damage to Customer's employees or property or to the person or property of third parties to the extent they are caused by the willful or negligent acts or omissions of Spacenet or that of its subcontractors, agents, or representatives while performing its duties at Customer's Sites.

C. Except for the obligation to defend, indemnify and hold harmless provided in B above, Spacenet's total liability under this Agreement shall in no case exceed the recurring charges paid to it by Customer during the [*] immediately preceding the cause of action. Customer has accepted this limitation of liability for Services provided hereunder and understands that the price of the Equipment and Services would be higher if Spacenet were requested to bear additional liability for damages.

D. Except for the obligation to defend, indemnify and hold harmless provided in A above and Customer's payment obligations hereunder, Customer's total liability under this Agreement shall in no case exceed the recurring charges payable to Spacenet by Customer during the twelve months immediately preceding the cause of action.

E. EXCEPT AS PROVIDED UNDER LAW, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR TO ANY THIRD PARTIES FOR INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING LOST PROFITS, LOSS OF USE OF EQUIPMENT OR SERVICES, OR DAMAGES TO BUSINESS OR REPUTATION ARISING FROM THE PERFORMANCE OR NON-PERFORMANCE OF ANY ASPECT OF THIS AGREEMENT WHETHER IN CONTRACT OR TORT OR OTHERWISE, AND WHETHER ADVISORY HAS BEEN MADE OF THE POSSIBILITY OF SUCH DAMAGES.

E. EXCEPT AS STATED HEREIN, SPACENET PROVIDES NO WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE RESPECTING SERVICES PERFORMED, SOFTWARE, OR EQUIPMENT FURNISHED UNDER THIS AGREEMENT.

13.    TERMINATION AND SUSPENSION OF SERVICE

A. Either party may terminate this Agreement in the event of material breach by the other party as determined by an arbitrator if such breach continues for a period of sixty (60) days after written notice of intention to terminate describing the breach is given by the non-breaching party and such event of breach is not remedied within the stated period. Both parties agree to submit to arbitration in Atlanta, Georia in accordance with the rules and regulations of the American Arbitration Association in all instances where one party believes the other has materially breached the Agreement and the non-breaching party shall not terminate this Agreement until resolution of the matter. Failure of Customer to order installation of the Minimum Site Quantity due to Customer's inability to obtain locations for the transmission of its programming will not constitute a material default subject to termination under this Agreement. However, Customer's failure to order installation of [*] or more Sites by December 31, 2000 and a total of [*] or more Sites by December 31, 2001 will constitute a material default subject to termination under this Agreement. Notwithstanding the foregoing, Spacenet may, on thirty (30) days' written notice, suspend or terminate this Agreement due to Customer's non-payment of charges due. Upon termination for material breach by either party, Customer shall cease utilizing the Service and shall remit to Spacenet upon receipt of a final invoice all amounts accrued or due to Spacenet up to and including the termination date. Customer hereby consents to the jurisdiction of any court or administrative agency having subject matter jurisdiction in which Spacenet may elect to bring an injunctive action to require Customer to cease using the Services at any or all Sites, as applicable, if Customer fails or refuses to do so after receipt of notice pursuant to this Article.

B. If breach is due to the Customer, then Customer shall, in addition to the amounts specified in Paragraph A above, pay all applicable amounts due for the remaining term in accordance with this

------------------------
[*] Confidential treatment has been requested with respect to certain information contained in this document. Confidential portions have been omitted from the public filing and have been filed separately with the Securities and Exchange Commission.

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Agreement, plus deinstallation charges. Either party may pursue any other remedies existing at law or in equity to the extent consistent with this Agreement and its governing law. Spacenet and Customer agree that damages to Spacenet resulting from a termination hereunder are not readily determinable either at the time of signing of this Agreement or at the time of its termination and that the amount of the liquidated damages is both necessary and reasonable. Either party may bring legal action for the violation or breach of this Agreement, and shall be entitled to recover reasonable attorneys' fees incurred in enforcing obligations as stated herein.

C. With sixty (60) days notice and if a) at least one year of service has been rendered, and b) if more than six months remains under the Agreement Term, Customer may terminate the Services for its network by paying [*] of the total remaining monthly charges for the (i) Equipment and Installation component of the Standard Service and (ii) Space Segment component of the Standard Service, due for the remainder of the Minimum Site Service Term for all installed Sites (but in no event less than the Minimum Site Quantity) not having completed the Minimum Site Service Term.

14.    FORCE MAJEURE

Neither party shall be liable for failure to perform its obligations under this Agreement to the extent such failure is due to causes beyond its commercially reasonable control, including but not limited to externally caused transmission interference and irreparable facility failure. In the event of a force majeure, the party invoking this Article shall notify the other party in writing of the events creating the force majeure and the performance obligations of the parties will be extended by a period of time equal to the length of the delay caused by the force majeure; provided, that if any such delay exceeds forty-five (45) days, then following such forty-five day period either party hereto may terminate the unperformed portions of this Agreement on ten (10) days' prior written notice to the other party.

15.    CONFIDENTIALITY

A. CONTROLLED INFORMATION - In the course of negotiating and implementing this Agreement, each party has and will continue to have access to certain information considered proprietary and confidential by the other party ("Controlled Information"). Each party agrees that, unless written consent is otherwise granted by the other party, release of, access to, or use of Controlled Information disclosed by the disclosing party to the receiving party shall be restricted to those employees and officers of the receiving party's organization who are advised that it has been received from the disclosing party under their employer's commitment of confidentiality and who have a need to know the Controlled Information in order to permit the receiving party, in good faith, to communicate with the disclosing party for purposes of this Agreement. The receiving party agrees to use the same degree of care to protect the confidentiality of the Controlled Information disclosed to it as it uses to protect its own Controlled Information, but in all events shall use at least a reasonable degree of care.

B. EXCEPTIONS - The obligations imposed under Article 15.A above shall not apply to Controlled Information:

a. Which becomes generally available to the public through no wrongful act of the receiving party;

b. Which is already lawfully in the possession of the receiving party and not subject to an existing agreement of confidentiality between the parties;

c. Which is received from a third party without restriction and without breach of this Agreement;

d. Which was independently developed by the receiving party; or

e. Which is released pursuant to the binding order of a government agency or a court so long as prior to any such release the receiving party provides the disclosing party with the greatest notice permitted under the circumstances.

C. PROPRIETARY RIGHTS - Customer acknowledges and agrees that all proprietary rights in the Equipment and Software provided by Spacenet hereunder including but not limited to patents, copyrights and trademarks, are and shall remain at all times the exclusive property of Spacenet or its vendors and licensors and may not be duplicated by Customer or used except pursuant to this Agreement, and that Customer shall not become entitled to any proprietary rights in any such Spacenet-provided Equipment and Software. Spacenet acknowledges and agrees that all proprietary rights in any software provided by Customer hereunder including but not limited to patents, copyrights and trademarks, are and shall remain at all times the exclusive property of Customer or its vendors and licensors and may not be duplicated by Spacenet or used except pursuant to this Agreement, and that Spacenet shall not become entitled to any proprietary rights in any such Customer-provided software.

D. PUBLICITY - The subject matter of this Agreement may be disclosed in advertising or publicity by either party, provided that such disclosure is approved in writing by the non-disclosing party prior to release for publication; provided, however that either party may include the name of the other party in a serial list of customers or vendors (as applicable) of each others' products and services.

16.    SEVERABILITY

In the event any one or more of the provisions of this Agreement shall for any reason be held to be invalid or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and upon mutual agreement of the parties the invalid or unenforceable provision shall be replaced by a valid and enforceable

------------------------
[*] Confidential treatment has been requested with respect to certain information contained in this document. Confidential portions have been omitted from the public filing and have been filed separately with the Securities and Exchange Commission.

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provision which comes as close as lawfully possible to the intention of the parties.

17.    NON-WAIVER

The failure of either party to insist upon strict adherence to any material term or condition of this Agreement on any occasion shall not be considered a waiver of any right thereafter to insist upon strict adherence to that term or condition or any other material term or condition of this Agreement.

18.    RELATIONSHIP OF THE PARTIES

This Agreement is not intended by the parties to constitute or create a joint venture, pooling arrangement, partnership, agency or formal business organization of any kind. Spacenet and Customer shall be independent contractors with each other for all purposes at all times and neither party shall act as or hold itself out as agent for the other unless so designated in a separate writing signed by the principal, nor shall either party create or attempt to create liabilities for the other party.

19.    NOTICES AND POINTS OF CONTACT

Except as otherwise provided, all important notices or other communications required or desired to be given or sent in connection with this Agreement shall be in writing and transmitted to the applicable party by hand delivery or U.S. certified mail, return receipt requested, postage prepaid. Invoices and other non-emergency communications may be transmitted via regular U.S. mail or facsimile.

20.    COUNTERPARTS

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

21.    ENTIRE AGREEMENT

This Agreement, including all Sections listed herein, comprises the entire and exclusive agreement of the parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, understandings, arrangements, proposals or representations whether written or oral, heretofore made between the parties hereto and relating to this subject matter. It does not, however, revoke or rescind any prior agreements for other services or equipment which may have been executed by the parties. This Agreement may be modified, changed or amended only by an express written agreement signed by duly authorized representatives of both parties stating that it is an amendment. Waivers, or purported waivers, of any provision of this Agreement shall be in writing and signed by an authorized officer of both parties.

                       SECTION C -- NETWORK IMPLEMENTATION

ORDERING PROCEDURES

A. Content of Site Orders - Customer will notify Spacenet's designated Program Manager (via purchase orders or other mutually agreed-upon means of communication) by facsimile (or other mutually agreed upon means of communication) of specific Sites that it wishes Spacenet to install at least [*] days prior to the requested installation commencement date.* In such notices, Customer must include:

- Street, city, and state where the Equipment will be delivered and installed;

- Requested installation date (as outlined within the time frames and procedures identified in this Agreement);**

- Name or title and phone number of the person at each Site authorized to work with Spacenet on all installation activities;

- Any special instructions for the installation, including deviations to the standard Equipment configuration specified in Section A; and

-    Customer unit number for the Site.

* Spacenet will use commercially reasonable efforts to complete requested installations (provided that the total number of installs does not exceed [*] per month) no later than sixty (60) days from the date Spacenet receives Customer's order. Both parties understand that the goal is to install between [*] and [*] Sites a month.

** In all instances where Customer requests a Site installation date that is less than [*] days from the date Spacenet receives Customer's order and Spacenet is able to meet such request, Customer shall pay the Expedite Fee for such Site installation. Notwithstanding the above, Spacenet will, to the extent practically reasonable, provide a reasonable number of expedited installations (no more than [*] of the total installed Sites) at no charge in instances where Customer has a major new opportunity with a chain customer (greater than [*] Sites for a particular end-user) or a new network that requires an expedited installation schedule for the first Site or first few Sites in order to demonstrate the functionality of the system to such chain customer.

B. Purchase Orders - Standard Service, Optional Equipment and Optional Services may be ordered via Customer's own purchase orders within the lead times provided by Spacenet which shall be commercially reasonable. However, Customer understands and agrees that any such purchase orders are to be used only for purposes of facilitating the ordering of Equipment and Services under this Agreement, and for providing a purchase order number for Customer's accounting purposes. Customer agrees that, notwithstanding any statements to the contrary on Customer's purchase order or other documents, the provision of Equipment and Services as contemplated in this Agreement shall be governed solely by the terms and conditions of this Agreement, and that any terms and conditions of Customer's purchase order or other documents shall be null and void.

SITE INSTALLATIONS

A. STANDARD INSTALLATION - A Standard Installation includes the delivery and installation of the Equipment set forth under "Standard Service - Equipment and Installation" in Section A, and includes one (1) wall penetration for the IFL cable run. The installation process consists of VSAT assembly, installing and pointing the VSAT antenna, installing the IFL cable, integrating the PC based DVB receiver, satellite transmitter and PC based [*] interface into the PC System Unit, installing and connecting the PC System Unit, activating the Customer provided Software for use with the Spacenet provided Equipment, installing and connecting the TV using a standard wall or ceiling mount, and installing and connecting the outdoor electronics. Other

------------------------
[*] Confidential treatment has been requested with respect to certain information contained in this document. Confidential portions have been omitted from the public filing and have been filed separately with the Securities and Exchange Commission.

required efforts, such as the installation of cable conduits, trenching, or non-standard antenna mounts, are outside the scope of a Standard Installation and subject to quotation.

B. NON-STANDARD INSTALLATION - For any non-standard installation services or equipment, if the estimated cost of the service or equipment necessary to complete the installation is equal to or less than [*], no prior approval from Customer is needed and Spacenet may complete the installation. After completion of the installation, Spacenet shall provide to Customer a listing of the non-standard charges. However, if the non-standard installation services or equipment is estimated to be greater than [*], Spacenet shall not proceed with the installation unless it receives prior approval from Customer to proceed at the additional charges.

C. SPACENET RESPONSIBILITIES - As part of the Standard Installation, Spacenet or its agents will:

- Obtain all licenses, permits, approvals, authorizations and clearances required by the FCC for the operation of the Equipment (excluding any licenses required for Sites located outside the continental United States).

- Render reasonable assistance by telephone to support Customer's efforts to secure landlord approvals at each Site.

D. CUSTOMER RESPONSIBILITIES - At each Site, Customer or its agents will:

- Designate one individual that is authorized to make decisions relating to the installation of the Equipment at each Site and to interface with Spacenet during installation.

-  Obtain any landlord approvals required for each Site.

- Obtain any required building permits, zoning permits, and/or zoning variances.

- Pay Spacenet, on a Time and Materials basis, if Spacenet attends zoning hearings or other public meetings in order to obtain a building or zoning permit or zoning variance.

- If requested by Spacenet, use commercially reasonable efforts to provide building construction drawings for each Site type to the Spacenet installation manager at least thirty days prior to scheduled commencement of installation.

- Provide a suitable secure area for installation of the antenna and all outdoor and indoor electronics associated with the Equipment.

- Designate a location for installation of the TV (including type of mount to be used) and PC System Unit. Such designation should be made prior to the date of installation if commercially reasonable.

- Provide electrical supply, data interface cables, and environmental conditioning requirements as may be required in order to meet Spacenet-provided specifications and local Building Department codes. Electrical supply requirements include: (1) a 120 volt single phase electrical power receptacle within 5 feet of the PC System Unit location, preferably with a separate 15-Amp circuit breaker; and if antenna de-icing is provided, an additional 120 volt single phase electrical power receptacle within 5 feet of the antenna with a separate 15-Amp circuit breaker. The PC System Unit of the VSAT system shall be located in a Customer designated area suitable for a personal computer, in a clear space, 18"D x 20"W x 10"H, adequately ventilated to provide air circulation about the unit (preferably air-conditioned) and to be free of excessive dust or dirt. (2) a 120 volt single phase electrical power receptacle, preferably with a separate 15-Amp circuit breaker, situated in a location such that 12 feet of wiring can be connected from the TV to the receptacle in a safe and convenient manner approved by Spacenet. The TV shall be located in a Customer designated area suitable for a television and located such that 45 feet of wiring can be connected from the PC System Unit to the TV in a safe and convenient

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[*] Confidential treatment has been requested with respect to certain information contained in this document. Confidential portions have been omitted from the public filing and have been filed separately with the Securities and Exchange Commission.

   manner approved by Spacenet, in a clear space, 18"D x 27"W x 27"H, adequately ventilated to provide air circulation about the TV (preferably air-conditioned) and to be free of excessive dust or dirt.

- Subject to Customer's security policies and procedures, provide Spacenet or its agents with access and egress to the Site and indoor communications equipment location at all reasonable times for installation and maintenance of the Equipment. If commercially reasonable, prior to installation, Customer shall deliver to Spacenet a signed letter from the end-user at the Site authorizing the installation. The parties recognize that in certain instances and with respect to Sites for end-users with a minimal number of VSAT Site locations, Customer may request that the installer visit the Site without formal written authorization. In such instances, the installer will use commercially reasonable efforts to get the end-user to sign an authorization form provided by Customer to the installer (which may be in the form of a subscription agreement). In the event the installer is unable to obtain the end-user's signature, the installer will not perform the installation and Customer will pay Spacenet the Site Survey charge for the attempted install.

- Pay for any special conveyances (e.g. crane), services, or facilities for transporting Equipment (e.g., the VSAT antenna) and any materials that cannot be manually conveyed to the point of installation.

- Arrange and pay for union labor if the local jurisdiction requires labor union members to perform or supervise the VSAT installation.

Customer is affirmatively obligated to meet all of the responsibilities set forth above in this paragraph D. Customer's failure to perform any of such responsibilities shall not be deemed to be grounds for termination by Spacenet; provided that Spacenet's nonperformance of its obligations under this Agreement shall be excused if and to the extent such Spacenet nonperformance results from Customer's failure to perform its responsibilities. In the event Customer fails to perform any of such responsibilities, Customer shall be obligated to pay Spacenet for any Services rendered or Equipment provided with respect to the Site and shall not be relieved of any of its other obligations under this Agreement.

E.   SCHEDULING INSTALLATIONS

- For all installations under this Agreement, Spacenet and Customer shall agree to a mutually acceptable and geographically efficient Site installation schedule. Spacenet shall plan the specific installation schedule and routing of the installations.

- There will be no Site Survey charge applicable if the Spacenet installer is able to perform an installation on his first visit using one of the standard antenna mounts. Upon arrival of the Spacenet installers at a Site, if it is determined that one of the standard antenna mounts cannot be used, or if the Site is determined to be non-Standard for other reasons, a Site Survey will be performed at that time instead of the installation activity for the price specified in Section A, and the installation will be rescheduled to include the non-standard Equipment and installation activities, subject to Customer's approval of Spacenet's quotation for any non-standard items or services.

- Late cancellation or postponement of an installation by Customer, which is defined as cancellation or postponement less than two (2) business days in advance of the scheduled installation, will result in a Canceled Site Installation charge. A Canceled Site Visit charge will be paid if Customer fails to grant Spacenet access to a site on the scheduled installation date, or if the site is not ready for a VSAT installation on the scheduled install date (e.g., site under construction, no A/C power, etc.)

                     SECTION D -- OPERATION AND MAINTENANCE

NETWORK AVAILABILITY COMMITMENT

The transmission services provided by Spacenet to Customer under this Agreement have an overall Network Availability Commitment as set forth under Network Information in Section A (calculated by dividing the number of on-line service minutes by the number of total possible service minutes), averaged over an annual basis. The Network Availability Commitment will not apply to Sites with the CD ROM solution alternative. The annual measurement period shall commence one month after the first [*] Sites have been installed. [*]

The Network Availability Commitment is measured over a 12-month period and includes the following elements:

                  VSAT Equipment
                  TV (except if provided by Customer)
                  Hub earth station equipment
                  Satellite transponder
                  Hub sun transit

Spacenet will be relieved of its Network Availability Commitment to the extent that any service interruptions are due to:

         - Failure or interruption of service due to the failure or non-performance of any terrestrial backhaul equipment, connections, or services;

         - Action or inaction by Customer, its employees, invitees, third parties, including, but not limited to, changes in applications, protocols, or transmission parameters from those tested and approved by Spacenet;

         - Customer-scheduled/approved down-time (maintenance, upgrades, etc.);

         -    Breach of this Agreement by Customer;

         - Any other cause beyond Spacenet's control, to include but not be limited to those actions set forth under the Force Majeure provision of this Agreement; or

         - Failure or unavailability of the Customer's Data Center or equipment not provided by Spacenet.

SITE MAINTENANCE

A. MAINTENANCE DEFINITIONS - Subject to the terms and conditions hereof, Spacenet shall provide maintenance support for all Equipment provided as part of this Agreement. Such maintenance shall consist of:

- Equipment maintenance which includes travel to and from the Site and technical trouble-shooting to isolate any problems;

------------------------
[*] Confidential treatment has been requested with respect to certain information contained in this document. Confidential portions have been omitted from the public filing and have been filed separately with the Securities and Exchange Commission.

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-  On-Site repair and replacement, as required, of malfunctioning Equipment;

-  Diagnostic support of malfunctioning Equipment;

-  SkyBlaster Software maintenance; and

-  Coverage during Spacenet's normal Business Hours

"Business Hours" means Monday through Friday (excluding Spacenet holidays), 9:00 a.m. to 5:00 p.m. (local time of the serving field service center).

 "Business Day" excludes Saturdays, Sundays and Federal, state and local holidays. US Federal holidays observed by Spacenet maintenance and service personnel are:

                  New Year's Day *                       Labor Day
                   President's Day                   Thanksgiving Day
                    Memorial Day              The day after Thanksgiving Day
                 Independence Day *                   Christmas Day *

     * If the holiday falls on a Saturday or Sunday, it will be observed on the nearest Friday or Monday, as observed by Federal employees.

B. MAINTENANCE RESPONSE TIME - Spacenet will respond to Maintenance Calls or other indications of malfunction by dispatching a service technician to the Site to repair or replace the defective component unless the trouble can be otherwise corrected through remote repair. No less than [*] of the time, Spacenet shall respond to Maintenance Calls no later than [*]. In all other instances, Spacenet shall respond to maintenance calls on a commercially reasonable effort basis but no later than [*] Business Days. The average response time will be based on results experienced during the prior 12-month period of operation.

C. CUSTOMER'S MAINTENANCE RESPONSIBILITIES - [*]. In order for Spacenet to respond to maintenance calls from Customer's Central Trouble Reporting Point, Customer shall assure that an authorized representative shall be available at the Site to receive the Spacenet maintenance technician(s), including security escort, if required. In the event the Customer cannot verify that a representative and/or security escort will be present, Spacenet shall not dispatch or have dispatched a maintenance technician until such time as the Customer can verify that a representative shall be available at the Site to receive the maintenance technician(s) and contacts Spacenet with such information. Upon dispatch of a maintenance technician, if an authorized representative is not available at the Site to receive the maintenance technician(s), including security escort, if required, the Canceled Site Visit Charge shall apply and the period for Spacenet's calculation of the service interruption period shall cease until such time as a maintenance technician is granted access to the Site. For clarification purposes, with respect to support of additional applications (other than the store and forward video application and video streaming), the parties will mutually determine who is responsible for 1st Level support.

D. MAINTENANCE EXCLUSIONS - Spacenet's maintenance obligations under this Agreement do not include provision of consumable supplies, repair or replacement of Equipment failures or malfunctions caused by improper installation, operations, or maintenance, by other than Spacenet authorized representatives, problems with the Customer provided software, relocation or modification by Customer or others not under Spacenet's control, failure or interruption of

------------------------
[*] Confidential treatment has been requested with respect to certain information contained in this document. Confidential portions have been omitted from the public filing and have been filed separately with the Securities and Exchange Commission.

Customer-provided terrestrial communications or electrical power, accident, fire, lightning, snow, snow removal, or other hazards beyond normal range of use, vandalism, trouble calls where no problem is found and the reported problem does not repeat within five calendar days, or failures or malfunctions resulting from exposure of the Equipment to conditions beyond its operating conditions. Any such failures and malfunctions will be repaired on a commercially reasonable effort basis and billed to Customer on a time and materials basis. Customer shall grant or have granted access as required for maintenance of the Equipment during maintenance hours, including appropriate security escort when required.

SOFTWARE LICENSE AND SUPPORT

A. "Software" means any computer program, including any modifications, updates, or additions, which may be included in or with Spacenet-provided Equipment (excluding Customer provided software for the Supported Applications and any other Customer provided software) as object code, or in executable form in any medium, and related materials such as diagrams, manuals and other documentation which are for use in the Equipment provided to Customer under this Agreement.

B. By their signature of this Agreement, Spacenet grants to Customer and Customer accepts a non-exclusive license to use or have used the Software residing in Spacenet-provided Equipment, but only for the purpose of causing such Equipment to operate for the provision of transmission services and not otherwise. Customer shall not permit any third party to gain access to the Software or transfer the Software to any third party, copy or permit to have copied the Software, reverse engineer, disassemble, de-compile, or transmit the Software in any form or by any means. Violation of these restrictions shall entitle Spacenet to terminate this Software License without liability, take possession of the Equipment and Software, and terminate this Agreement for breach. Software is and shall remain the exclusive property of Spacenet or Spacenet's vendors. No license other than that specifically stated herein is granted to Customer, and Customer shall have no right under patent, trademark, copyright, trade secret or other intellectual property of Spacenet or Spacenet's vendors other than that granted herein.

C. Spacenet's Standard Service fees include Software license and maintenance for the Agreement Term. During the Agreement Term, Spacenet will provide remedial software support services so that Spacenet's software operates on the Spacenet-provided Equipment. For clarity, the parties understand that this software support consists of software maintenance, fixes, work-arounds, etc. Software releases or upgrades which provide new product functionality or features beyond the functionality or features already committed to under this Agreement may be offered and quoted to Customer as they become available, including new features and functionality specifically requested by Customer. Otherwise, for so long as Customer remains current in its payment of all charges hereunder, there is no additional charge for Software releases or upgrades that Spacenet may incorporate into its shared hub services to Customer.

D. To the extent Customer remains current in its payments for Standard Service, Spacenet warrants to Customer that the Spacenet-provided Software is "Year 2000 Capable", meaning that (1) its functionality will not be materially adversely affected as a result of the date change from 1999 to 2000, including leap year calculations, provided that all Customer-provided or other non Spacenet-provided products and equipment used with the Equipment function properly including, without limitation, properly exchanging date data with the Equipment; and (2) to the extent applicable to the Equipment's normal operating specifications and subject to any upper and lower limits in the Equipment's systems design, the Equipment will accept, store, retrieve, compare and otherwise process dates of January 1, 2000 and later. This warranty is subject to the limitations set forth in Article 11 of Section B to this Agreement.

E. With respect to any software provided by Customer for use on the Spacenet provided Equipment, Customer grants to Spacenet a license to use such software for all purposes in connection with this Agreement pursuant to the same terms and conditions set forth above, provided that Customer will be obligated to provide software support and warrant that the Customer-provided software is Year 2000 Capable for so long as the software is being used on the Spacenet-provided Equipment.

             SECTION E -- TRAFFIC ASSUMPTIONS FOR NETWORK BANDWIDTH

The Network Bandwidth [*]

Outbound:

(1) DATA DISTRIBUTION USING [*] (OR MUTUALLY AGREED TO ALTERNATIVE MULTICAST SOLUTION). Total weekly transmission of [*] which consists of files with an average size of [*] (up to a maximum of [*]).

(2) POLLING REQUEST. Twice weekly sequential polling of audit reports. Each polling request contains up to [*].

Inbound:

(1) [*] (OR MUTUALLY AGREED TO ALTERNATIVE MULTICAST SOLUTION) PROTOCOL TRAFFIC FOR DATA DISTRIBUTION. As required to download the files to 99% of the Sites.

(2) POLLING RESPONSE. Each polling request will generate an audit report of [*].

(3) COMPLIANCE REPORT. Compliance reports of [*] messages will be equally randomized over 24 hours for all of the Sites.

------------------------
[*] Confidential treatment has been requested with respect to certain information contained in this document. Confidential portions have been omitted from the public filing and have been filed separately with the Securities and Exchange Commission.

              SECTION F -- DEMARCATION OF SOFTWARE RESPONSIBILITIES


SPACENET SOFTWARE RESPONSIBILITES

                  NT software
                  Embedded software and drivers for the transmitter and receiver TV2VGE software
                  [*] drivers
                  Software download and configuration management

CUSTOMER SOFTWARE RESPONSIBILITIES Store and forward video application and video streaming [*] drivers and application software [*] application software Software download and configuration management

In order to make the network run reliably, each party will be responsible for delivering the respective software listed above and will implement a quality assurance process with respect to such software. Additionally, the parties will work together in good faith to create a quality assurance process for the integration of all the software and will work together to integrate the software, which will result in a reliable, stable and efficient VSAT image ("Image"). Spacenet will be responsible for the manufacture and production of the PC System Unit which will include the released Image. Any downloads of the software Image (or changes to the software Image) should be approved by both parties prior to any download. Within the 45 day period following the Effective Date, the parties will work together to create a more detailed description of the demarcation of the software responsibilities.

Both parties will work together in good faith to integrate the [*] (or mutually agreed to multicast software alternative) with the above listed software and the PC System Unit in the most efficient manner with respect to bandwidth consumption and application performance. The parties will work in good faith to develop a way to support multiple [*] TVs from one server.

For video streaming purposes, Customer shall be responsible for the configuration and integration of the [*]. Spacenet will be responsible for the operation of the video server using [*]streaming software solution (or its mutually agreed to equivalent) for the uplink at the shared hub.

------------------------
[*] Confidential treatment has been requested with respect to certain information contained in this document. Confidential portions have been omitted from the public filing and have been filed separately with the Securities and Exchange Commission.

                                SECTION G -- [*]


------------------------
[*] Confidential treatment has been requested with respect to certain information contained in this document. Confidential portions have been omitted from the public filing and have been filed separately with the Securities and Exchange Commission.